EX-99.B11-ufpwcon

                       Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 119 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 8, 1996, relating to the statement of changes in net assets for the year ended December 31, 1995 and the financial highlights for each of the nine years in the period ended December 31, 1995 of United Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Class A Shares Prospectus and the Class Y Shares Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Class A Shares Prospectus and the Class Y Shares Prospectus.



Price Waterhouse LLP
Kansas City, Missouri
March 26, 1997